Exhibit 10.29

Partners for Growth

Convertible Note Purchase Agreement

Borrower:	Surf Air Mobility Inc., a Delaware corporation
Address:	12101 S. Crenshaw Boulevard, Hawthorne, CA 90250

Date:	June 21, 2023

This CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the date specified above between PARTNERS FOR GROWTH V, L.P. (“PFG”), whose address is 1751 Tiburon Blvd., Tiburon, CA 94920, the Borrower named above (“Borrower”), whose principal offices are located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1. PFG INVESTMENT.

1.1 Investments. PFG agrees to make the PFG Investment in Borrower in the amount shown in the Schedule in accordance with the terms of this Agreement.

1.2 Interest. The PFG Investment and all other monetary Obligations shall bear interest at the rate(s) shown in the Schedule, except where otherwise expressly set forth in this Agreement. Interest shall be payable monthly on the first day of each month for interest accrued during the prior month (or such other Billing Period). Interest payable from time to time on the principal amount of the PFG Investment will be determined by multiplying outstanding principal amount of the PFG Investment by the per annum interest rate set forth in Section 2 of the Schedule and dividing such product by 360 to render a daily interest amount, which daily interest amount will be multiplied by the actual number of days elapsed in each month (or other Billing Period) to derive the amount of interest due in such month (or other Billing Period). In computing interest, (i) all payments received after 12:00 p.m. U.S. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the PFG Investment shall be included and the date of payment shall be excluded; provided, however, that if the PFG Investment is repaid on the same day on which it is made, such day shall be included in computing interest on such PFG Investment. If any payment is due on a calendar day that is not a Business Day, then such payment will be due on the next Business Day.

1.3 Fees. Borrower shall pay PFG the fees shown in the Schedule, which are in addition to all interest, PFG Expenses and other sums payable to PFG, all of which are not refundable.

1.4 Late Fee. If any payment of principal or interest Obligation is not received by PFG by the end of the third Business Day after the later of (i) the date for such payment to be received by PFG as reflected in any PFG invoice that may be sent from time to time to Borrower and (ii) such Obligation’s Due Date, then upon each such failure to timely pay Borrower shall pay PFG a late payment fee equal to 5% of the amount of the payment due and not timely paid. Notwithstanding the foregoing, however, Borrower shall not incur the afore-specified late payment fee in respect of an Obligation contemplated within clause (ii) of the definition of Due Date that is capable of being reasonably estimated (such as the interest portion of a monthly payment where an intervening principal payment has also been made) so long as Borrower pays the greater of the amount reasonably estimated and the last such monthly payment made. If Borrower has overpaid the amount due based on its reasonable estimation, PFG will credit any such overpayment to the next payment due. If Borrower has underpaid based on its reasonable estimation, then so long as Borrower pays the amount of such underpayment within three Business Days of PFG’s notice of such underpayment, no late payment fee shall apply to such underpayment. Notwithstanding anything to the contrary set forth in this Agreement, the imposition of any late payment fee and Borrower’s payment thereof shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any late payment shall not restrict PFG’s exercise of any remedies arising out of any such failure, such as under Section 6 of this Agreement. Unless expressly waived in writing by PFG in its sole discretion, interest at the Default Rate shall commence to apply to all monetary Obligations not timely paid as from the Due Date.

1.5 Invoicing. PFG will send invoices to Borrower (i) prior to the end of each month reflecting amounts due from time to time under or in connection with this Agreement, including for interest that will fall due through the end of each such month and (as applicable) recurring or scheduled principal payments, and (ii) from time to time not less than three Business Days before the Due Date for other non-recurring monetary Obligations and monetary Obligations not having a specified date for payment. To the extent the applicable invoice is provided in accordance with this Section 1.6, the responsibility to make payments so that they are received by PFG on or prior to the Due Date rests solely with Borrower.

2. NEGATIVE PLEDGE - SECURITY INTEREST.

2.1 No Security Interests. Borrower shall not permit any of its assets, or any assets of any of its Subsidiaries, to be subject to any security interest, lien or encumbrance, without first granting to PFG a security interest in the same (other than Permitted Liens), and Borrower shall not agree with any other Person to restrict its ability, or to restrict its ability to cause any of its Subsidiaries, to grant any security interest in, or lien or encumbrance on, its assets or the assets of its Subsidiaries.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce PFG to enter into this Agreement and to make the PFG Investment, Borrower represents and warrants to PFG as follows, and each covenants that the following representations will continue to be true, except for representations expressly specified to be made as of a particular date or with respect to a particular Person. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, the information and disclosures contained in the Commission Documents shall be deemed to be disclosed and incorporated by reference as though fully set forth herein but only to the extent the relevance of such information is reasonably apparent on its face to apply to any representation or warranty made herein. Borrower will at all times comply with all of the following covenants applicable to each, throughout the term of this Agreement and thereafter until all Obligations (other than inchoate indemnity and expense reimbursement obligations) have been paid and performed in full:

3.1 Corporate Existence, Authority and Consents. Each Obligor is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has in full force and effect all Governmental Authorizations required for Borrower to lawfully conduct its business as conducted on the date hereof. Borrower shall provide PFG with at least thirty (30) days prior written notice of any change to an Obligor’s jurisdiction or form or organization. Each Obligor is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could result in an adverse effect on any Obligor or its business or result in a Material Adverse Change to Obligor or its business. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against it in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements relating to creditors’ rights generally), and (iii) do not violate their respective Constitutional Documents, or violate in any material respect any Legal Requirement or any material agreement or instrument of either Person or relating to their respective property, (iv) do not require any action by, filing, registration or qualification with, or Governmental Authorization from, any Governmental Body (except such Governmental Authorizations which have already been obtained and are in full force and effect, and such actions, filings, registrations specifically listed in this Agreement or the documents contemplated hereby), and (v) do not constitute grounds for acceleration of any material Indebtedness or obligation under any agreement or instrument of Borrower or relating to their respective property. Without limiting the foregoing, with respect to Borrower: (A) its Board has the authority under such Obligor’s Constitutional Documents to enter into and cause it to perform, or to delegate such authority to a Responsible Officer to enter into and cause it to perform, its Obligations, and (B) other than the approval of the requisite members of its Board, no consent is required of any Person to make the representation set forth in clause (A) absolutely true in all respects (except for such consents that have already been obtained and are in full force and effect).

3.2 Name; Trade Names and Styles. As of the date hereof, the names of Borrower set forth in the heading to this Agreement are their correct names, as set forth in their Constitutional Documents. Each Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable.

3.3 Place of Business. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive or registered office.

3.4 Accounts; Permitted Liens.

(a) The assets of Borrower and its Subsidiaries, are and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Borrower will at all times defend its, and its Subsidiaries assets against all claims of others, except for Permitted Liens.

(b) Borrower has set forth on Annex A attached hereto, all of Borrower’s Deposit Account, Securities Account and Commodity Account as of the date hereof, and Borrower shall (i) give PFG five Business Days advance written notice before establishing any new Deposit Account, Securities Account or Commodity Account or (ii) depositing any Cash or Cash Equivalents or Investment Property into any new Deposit Account, Securities Account or Commodity Account and (iii) shall cause the institution where any such new Deposit Account, Securities Account or Commodity Account is maintained to provide “read-only” access to such Deposit Account, Securities Account or Commodity Account in a manner reasonably satisfactory to PFG in its good faith business judgment.

3.5 Maintenance of Assets. Borrower will, and will cause its Subsidiaries, to maintain its assets in good working condition (ordinary wear and tear excepted), and Borrower will not, and will not permit its Subsidiaries, to use its assets for any unlawful purpose. Borrower will promptly advise PFG in writing of any loss or damage to its (or its Subsidiaries’) assets in excess of $1,000,000, in the aggregate.

3.6 Books and Records. Borrower and each other Obligor have each maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All Financial Statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower and the Group in all material respects, in accordance with GAAP, at the times and for the periods therein stated. Between December 31, 2022 and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Each Obligor has timely filed, and will timely file, all required Tax Returns, and each Obligor has timely paid, and will timely pay, all material Taxes now owed or becoming due and payable in the future by such Obligor. Any Obligor may, however, defer payment of any of the foregoing which are contested by in good faith, provided that such Obligor (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the contesting proceedings initiated by Obligor, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the assets of Borrower or its Subsidiaries. Except as provided in the Commission Documents, Obligor is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional material Taxes becoming due and payable by an Obligor. Except as provided in the Commission Documents, each Obligor has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance in all material respects with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Body. For purposes of this Section, the term “material” in relation to a monetary obligation or consequence means an amount of $1,000,000 or more.

3.9 Compliance with Law. Each Obligor has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all Legal Requirements applicable to such Obligor, including, but not limited to, those relating to each Obligor’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. Except as notified in writing pursuant to the following sentence, there is no claim, suit, litigation, proceeding or investigation pending or (to the best of any Obligor’s Knowledge) threatened against or affecting an Obligor in any court or before any Governmental Body (or any basis therefor known to any Obligor) (i) involving any single claim of $500,000 or more, or involving $1,000,000 or more in the aggregate, or (ii) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future about which it has Knowledge threatened or instituted against any Obligor involving any single claim of $500,000 or more, or involving $1,000,000 or more in the aggregate.

3.11 Use of Proceeds. All proceeds of the PFG Investment shall be used solely for working capital, and any other lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States) and no part of the proceeds of the PFG Investment will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any of the transactions being consummated concurrently herewith.

3.13 Protection and Registration of Intellectual Property Rights. Borrower or another Obligor owns or otherwise holds the right to use all Intellectual Property rights material to the Group’s business or necessary for the conduct of the Group’s business as currently conducted and reflected in any Group financial plans covering future periods. Borrower shall and shall procure that each other Obligor: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property, other than Intellectual Property that is not material to the Group’s business, has a fair value of less than $1,000,000 and that Borrower or the applicable Obligor has affirmatively determined not to maintain or to abandon; (b) [reserved]; and (c) not allow any Intellectual Property material to the Group’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent.

3.14 Domain Rights and Related Matters. Borrower (a) together with other Group Members, are the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party other than Permitted Liens; (b) has such domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”), which are true, accurate and complete in all material respects and; (c) shall maintain all Domain Rights that Borrower has not affirmatively determined to abandon in full force and effect so long as any Obligations remain outstanding.

3.15 No Insolvency Proceeding. As from the Effective Date, no Insolvency Proceeding has occurred in respect of any Borrower or other Obligor or any of their respective direct and indirect Subsidiaries.

3.16 Solvency. The fair salable value of the assets of Borrower and the other Obligors (including goodwill minus disposition costs) exceeds the fair amount of their respective liabilities (taking into account actual and prospective liabilities); no Borrower or other Obligor is left with unreasonably small capital after the transactions in this Agreement; no Borrower or other Obligor is unable to pay its debts (including trade debts) as they fall due and Surf Air Europe Limited, taken alone and assuming recurring funding of such Borrower by other Group Members in the ordinary course in accordance with past practice, is and will not be unable to pay its debts (including trade debts) within the meaning of the UK Insolvency Act 1986 and has not stopped paying its debts as they fall due.

4. ADDITIONAL DUTIES OF BORROWER. Borrower will, and will procure that each other Obligor, at all times complies with all of the following covenants throughout the term of this Agreement on an “as if applicable to Obligor” basis:

4.1 Financial and Other Covenants. Borrower (and the Group, as applicable) shall at all times comply with the financial and other covenants set forth in the Schedule.

4.2 [Reserved]

4.3 Insurance. Borrower shall at all times insure all of the tangible personal property and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. As of such date as PFG requires an endorsement that all such liability insurance policies shall name PFG as an additional insured, and shall contain an additional insured endorsement in form reasonably acceptable to PFG (or evidence reasonably satisfactory to PFG that PFG shall be an additional insured as required by written contract). If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

4.4 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.

4.5 Access to Books and Records; Additional Reporting and Notices. At reasonable times, and on five (5) Business Days’ notice, PFG, or its agents, shall have the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $850 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus PFG Expenses, provided that so long as no Default or Event of Default has occurred and is then continuing and no prior inspection or audit has revealed material deficiencies or inaccuracies in Borrower’s books and records, only one such inspection and audit shall be at Borrower’s expense during any calendar year. Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld. Without limiting the scope of reporting under Section 6 of the Schedule, Borrower shall promptly disclose to PFG any efforts to sell Borrower, its business or assets or any material part thereof and shall disclose the salient details of any offers received from time to time in respect of the foregoing. At any time when a Default or Event of Default has occurred and is continuing (whether or not PFG has agreed to forbear), PFG shall be entitled to be briefed by Borrower as to such matters as PFG may require in its business discretion and, upon the occurrence and during the continuance of a Default or an Event of Default, (A) to receive advance notice of any and all Board meetings or written consents, together with the agendas for the foregoing, and (B) to observe any such Board meetings, whether or not formally constituted as such.

4.6 Negative Covenants. Except as may be permitted in the Schedule, neither Borrower nor any of its Subsidiaries shall, without PFG’s prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(a) incur or permit to exist any Liens, other than Permitted Liens;

(b) incur or permit to exist any Indebtedness, other than Permitted Indebtedness;

(c) pay or declare any Dividends (except for (A) Dividends payable by Subsidiaries to their owners and (B) Dividends payable solely in stock of Group Parent);

(d) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Group Parent’s equity, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing equity of departing employees in the ordinary course of business, in each case subject to compliance with the minimum cash financial covenant set forth in Section 5 of the Schedule;

(e) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(f) (A) without at least thirty (30) days prior written notice to PFG: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (B) without at least two (2) Business Days prior written notice to PFG, change its legal name, (1) change any organizational number (if any) assigned by its jurisdiction of organization; or (2) form any new Subsidiaries, and in each case, subject to (x) Borrower’s and such Subsidiary(ies) compliance with Section 4.8 hereof, (y) such Subsidiary(ies) compliance with Section 3.4(b), and (z) such Subsidiary(ies) compliance with Section 8(b) of the Schedule; or (C) fail to provide notice to PFG of any Key Person departing from or ceasing to be actively in the employ of Borrower within the earlier to occur of promptly after Knowledge thereof and (2) two Business Days after such Key Person’s departure from Borrower;

(g) liquidate or dissolve, or elect or resolve to liquidate or dissolve, other than as part of a permitted transaction under clause (b), above; or

(h) the Board shall permit or shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (a) through (d), inclusive, which are not otherwise expressly permitted herein, which is not conditioned on payment in full of all Obligations (other than inchoate indemnity and expense reimbursement obligations).

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

4.7 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or instituted or threatened in writing against PFG with respect to, or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may reasonably deem them necessary in order to prosecute or defend any such suit or proceeding.

4.8 Further Assurances. Borrower agrees, at its expense, on reasonable request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to fully consummate the transactions contemplated by this Agreement, including without limitation, the joinder of any New Subsidiaries to this Agreement and execution of such other agreements and instruments as PFG reasonably request. In addition, Borrower shall deliver to PFG, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Body regarding compliance with or maintenance of Governmental Authorizations or Legal Requirements that could reasonably be expected to have a material adverse effect on Borrower, any Governmental Authorizations of Borrower or otherwise on the operations of Borrower or any of its Subsidiaries.

4.9 Burdensome Agreements. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Group Member to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower, or pay any Indebtedness owed to Borrower or any of its Subsidiaries, (b) make loans or advances to Borrower or any of its Subsidiaries or (c) transfer any of its properties to Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements; (ii) this Agreement and the other Note Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any of its Subsidiaries; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; or (iv) any holder of a Permitted Lien restricting the transfer of the property subject thereto.

4.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to PFG, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to PFG, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by PFG that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the affirmative covenant contained in Section 4.8 and the negative covenants contained in Sections 4.6(c) hereof, at the time that Borrower or any other Obligor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall, unless otherwise directed by PFG in writing, (a) cause such new Subsidiary to provide to PFG a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or a guarantor of Obligations under the Guaranty, all in form and substance reasonably satisfactory to PFG, (b) [reserved] and (c) provide to PFG all other documentation in form and substance reasonably satisfactory to PFG, including, in the case of any non-US Subsidiaries, one or more opinions of counsel reasonably satisfactory to PFG, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 4.14 shall be a Note Document.

5. TERM.

5.1 Maturity Date. This Agreement shall continue in effect until the Maturity Date of the PFG Investment as contemplated in Section 4 of the Schedule, subject to Sections 5.2, 5.3 and 5.4, below.

5.2 Early Termination. This Agreement may be terminated prior to the Maturity Date of the PFG Investment as follows: (i) if expressly permitted in the Schedule and by Borrower, effective three (3) Business Days after written notice of termination is given by Borrower to PFG and payment in full in cash of all Obligations (other than inchoate indemnity and expense reimbursement obligations); or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, with notice, effective immediately.

5.3 Payment of Obligations. On the Maturity Date, Borrower shall pay and perform in full all Obligations (subject to PFG’s Conversion Right as set forth in the Schedule), whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the PFG Investment have been paid and otherwise performed in full. For the avoidance of doubt, at such time as all Obligations have been fully paid and performed under this Agreement, this Agreement shall terminate, with this Agreement surviving solely with respect to other than inchoate indemnity and expense reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for construction (solely) of Note Documents that remain in effect between or among the parties.

5.4 Survival of Certain Obligations. Without limiting the survival of obligations otherwise addressed in this Agreement and notwithstanding any other provision of this Agreement, all covenants, representations and warranties made in this Agreement continue in full force until (i) the PFG Investment and all other monetary (other than inchoate indemnity and expense reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) Obligations have been repaid, or (ii) the PFG Investment and all other monetary Obligations (other than inchoate indemnity and expense reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been repaid or converted in accordance with the terms hereof. The obligation of Borrower in Section 8.9 to indemnify PFG shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

6. EVENTS OF DEFAULT AND REMEDIES.

6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement regardless of whether notice thereof is given by PFG, and Borrower shall give PFG immediate written notice thereof, but in each case following the expiration of any specified cure periods:

(a) Any warranty, representation, covenant, statement, report or certificate made or delivered to PFG by any Obligor or any of their respective officers, employees or agents, now or in the future shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) (i) Borrower shall fail to repay the PFG Investment or pay any interest thereon or any other monetary Obligation within three (3) Business Days of its Due Date (including any payment of principal or interest on the PFG Investment after the occurrence of an Amortization Event as set forth in Section 1 of the Schedule); provided, for the avoidance of doubt, interest at the Default Rate may be charged by PFG in its discretion as from the Due Date of such Obligation; (ii) Borrower shall fail to convert any promissory note issued hereunder within three (3) Business Days of PFG’s request therefor.

(c) (i) (x) there shall exist a default or event of default under the GEM Share Purchase Agreement, which is not cured within the time frame provided for therein, or (y) the GEM Equity Purchase Facility shall be terminated, rescinded or revoked, or (ii) any Obligor shall breach any of the provisions of Section 4.6 hereof (other than Section 4.6(e) and (f)), or (iii) any Obligor shall fail to perform any other material non-monetary Obligation which by its nature cannot be cured, or (iv) any Obligor shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide the notices, information, briefing and other rights set forth in Section 4.5 and does not cure same within ten (10) Business Days thereof, or (v) Borrower shall fail to provide PFG with a Report under Section 6 of the Schedule within three (3) Business Days after the date due; or

(d) any Obligor shall fail to perform any other non-monetary Obligation (including Section 4.6(e) and (f)), which failure is not cured within ten (10) Business Days after the date due; provided that, if such failure is reasonably capable of cure but cannot reasonably be cured within such ten (10) Business Day period Borrower shall have an additional period of ten (10) Business Days to effectuate such cure, provided that Borrower shall promptly demonstrate that it has commenced its efforts to cure such failure and in fact diligently proceeds to cure such failure within such twenty (20) Business Day period; provided, further, however, if such failure results from a Default or an Event of Default for which there is a shorter cure period set forth in this Section 6.1, then the applicable cure period shall be such shorter period; or

(e) (i) Group Parent’s Common Stock (“Common Stock”) is not listed on, or is suspended or delisted from the New York Stock Exchange; (ii) fails to use reasonable best efforts to (1) take all actions necessary to keep the Registration Statement or Resale Registration Statement continuously effective or (2) to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement or Resale ; or (iii) fails to take all necessary actions to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time; or

(f) there is, under any agreement with respect to any Permitted Lien (other than Liens in connection with Aircraft Financings or defaults set forth in the Commission Documents (including without limitation tax defaults)) in the amount greater than $1,000,000, any default or event of default which permits the holder of such Permitted Lien to exercise remedies under such agreement, in each case which is not cured within any applicable cure period or unconditionally waived in writing by the holder of the Permitted Lien (and for purposes of the foregoing, a waiver does not include a forbearance) within ten (10) Business Days thereof; or

(g) there is, under any agreement to which Borrower is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness (other than Indebtedness in connection with Aircraft Financings) in an amount individually or in the aggregate in excess of $1,000,000; or (ii) any breach or default by Borrower, the result of which could reasonably be expected to result in a Material Adverse Change or otherwise have a material adverse effect on Borrower, any Guarantor or its business, subject to Borrower’s right to cure any such item within ten (10) Business Days after the occurrence thereof; or

(h) (i) Dissolution, termination of existence, insolvency or business failure of Borrower or any Guarantor (other than any liquidation or dissolution permitted pursuant to Section 4.6); or (ii) appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding (and in such case, as to an Insolvency Proceeding under clause (c) of its definition, only if a vote or consent is taken or given to proceed with an action set forth in said clause (c)) by, against or in respect of Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, in each above case that is not dismissed or stayed within 45 days; or (iii) Borrower shall generally not pay its debts as they become due; or (iv) Borrower shall conceal, remove or Transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any Transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(i) Revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law, subject to Borrower’s right to cure any such item within five (5) Business Days after the occurrence thereof; or

(j) [reserved]; or

(k) any Obligor makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement) if after giving pro forma effect to such payment, would result in a Default or Event of Default hereunder, or if any Person who has subordinated such indebtedness or obligations terminates or in any way repudiates or breaches the terms of his subordination agreement; or

(l) any Obligor shall, without the prior consent of PFG (which shall be a matter of its sole business discretion unless all Obligations (other than inchoate indemnity and expense reimbursement obligations) are to be repaid as a condition precedent to such Change in Control being consummated), effect or suffer a Change in Control; or

(m) a default or breach shall occur under any other Note Document which default or breach shall be continuing after the later of cure period expressly specified in such Note Document or five (5) Business Days. provided that, if such failure is reasonably capable of cure but cannot reasonably be cured within such five (5) Business Day period Borrower shall have an additional period of ten (10) Business Days to effectuate such cure.

6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation. All PFG Expenses, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

6.3 [Reserved].

6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; and (b) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Note Documents. Any and all PFG Expenses incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

6.5 Application of Payments. All payments received by PFG shall be applied by PFG first to PFG Expenses incurred in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency.

6.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Aircraft Financings” means any and all Indebtedness incurred in connection with the financing of the leasing, subleasing, acquisition or financing of aircraft.

“Billing Period” means monthly, unless another period or date for payment is specified under this Agreement (such as the Maturity Date), or (ii) such other period as PFG as may result from monetary Obligations not being outstanding during the entire period for which interest is being calculated (such as partial months if the Effective Date is not the first day of a calendar month), or (iii) such other period as PFG may notify in writing to Borrower. For the avoidance of doubt, under this Agreement, a “month” consists of 31 days in each January, March, May, July, August, October and December, 30 days in each other month except February, which consists of 28 days or, in a leap year, 29 days.

“Board” means the Board of Directors or other governing authority of any Obligor as authorized in its Constitutional Documents (which for the avoidance of doubt, includes a member or manager of a limited liability company).

“Borrower” means the entity identified on the first page of this Agreement and any other Person who may from time to time be joined as a borrower under this Agreement; a reference to “Borrower” means “each Borrower”.

“Business Day” or “business day” means any weekday on which banks in California are generally open for business.

“BVI” means the British Virgin Islands.

“Cash” means unrestricted and unencumbered (except for the Liens of PFG) cash or cash equivalents in Deposit Accounts, Commodity Accounts or Securities Accounts for which PFG has been granted “read-only” view access in respect of such accounts,.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States, any agency or any State thereof, or the Governmental Body of any other country (including without limitation BVI, having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or a rating of P-1 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) certificates of deposit, time deposits and bankers’ acceptances maturing no more than one (1) year after the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States, any state thereof or any other jurisdiction (including without limitation BVI), having capital and surplus in excess of $500,000,000; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) Investments pursuant to Borrower’s Investment Policy, provided that such investment policy (and any such amendment thereto) has been provided by Borrower to PFG and approved in writing by PFG.

“Change in Control” means any event, transaction, or occurrence as a result of which any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities in a single transaction or a series of related transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to PFG the venture capital or private equity investors at least seven (7) Business Days prior to the initial closing of the transaction and provides to PFG a description of the material terms of the transaction and such other information as PFG may reasonably request).

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Commission” means the U.S. Securities and Exchange Commission or any successor entity.

“Commission Documents” shall mean, as of a particular date, all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, the Registration Statement, and shall include all information contained in such filings and all filings incorporated by reference therein.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Constitutional Document” means for any Person, such Person’s incorporation documents, as last certified by the Secretary of State (or equivalent Governmental Body) of such Person’s jurisdiction of organization, if applicable, together with, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its certificate of incorporation, articles of association and/or limited liability company agreement (or operating or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), and (d) if such Person is a statutory joint venture company or similar entity, its joint venture (or similar) agreement, each of the foregoing with all current amendments or modifications thereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, Dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Conversion Right” means PFG’s right to convert its Promissory Note into ordinary shares of the Parent as set forth Section 1 of the Schedule.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of (i) the applicable rate(s) set forth in the Schedule, plus six percent (6%) per annum, and (ii) the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the Effective Date in the name of the Borrower or any Guarantor, with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, and as used in this Agreement, the term “Deposit Accounts” shall be construed to also include securities, commodities and other Investment Property accounts.

“Dividend” means a payment or other distribution in respect of a Financing Instrument to an owner thereof, (A) whether or not (i) in respect of net profits, revenues or otherwise, (ii) declared by Borrower’s (or other relevant party’s) Board, (iii) previously paid, or (iv) authorized in its Constitutional Documents or otherwise, and (B) for the avoidance of doubt, including distributions to members of a limited liability company.

“Due Date” in relation to monetary Obligations payable from time to time by Borrower means (i) the date for payment specified in this Agreement (such as, on the first day of each calendar month for interest accrued during the prior month, as contemplated in Section 1.2) or in any other writing executed and delivered by PFG and Borrower from time to time, whether such payment is recurring, one-time or otherwise, or (ii) in the case of Obligations for which no date for payment is specified in this Agreement and which cannot be reasonably ascertained without an invoice from PFG, such as reimbursement of PFG Expenses, the date for payment specified in an invoice sent by or on behalf of PFG to Borrower, which date shall not be less than five (5) Business Days from delivery by electronic means.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Executive Director” means a corporate director of a Person who has the inherent or lawfully-granted executive authority to contractually bind such Person by his or her signature or other action.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient: (a) Taxes imposed on or measured by such recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any investor, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a investor, any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such investor becomes a party hereto or changes its lending office, except in each case to the extent that, pursuant to Section 8.21, additional amounts with respect to such Taxes were payable either to such investor’s assignor immediately before such investor became a party hereto or to such investor immediately before it changes its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.21 and (d) any Taxes imposed under FATCA.

“Exigent Circumstances” means circumstances that substantially inhibit an orderly sale process or that imply urgency due to rapid erosion of value or opportunity, including Borrower closing its business or “going dark”.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing (together with any Laws implementing such agreements).

“Financial Statements” means financial statements of each of Group Parent, and it Subsidiaries including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year, together with any financial statements that have been prepared or are requested by PFG with respect to Group Members not within a consolidated financial statement of any of the foregoing.

“GAAP” means generally accepted accounting principles consistently applied.

“GEM Equity Purchase Facility” means the obligation of the GEM Purchasers to purchase equity of Surf Air Global Ltd. in an amount up to $400,000,000, subject to the terms and conditions set forth in the GEM Share Purchase Agreement.

“GEM Listing Day Purchase Agreement” means that certain Share Purchase Agreement by and among Group Parent and the GEM Purchasers dated as of June 15, 2023 pursuant to which GEM will purchase 1,000,000 shares of Common Stock for a purchase price of $25,000,000.

“GEM Share Purchase Agreement” means that certain Second Amended and Restated Share Purchase Agreement, dated February 8, 2023 by and among, Surf Air Global Ltd., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, the “GEM Purchasers”), as in effect on the date hereof.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group” means Borrower, each Guarantor, the direct or indirect Subsidiaries and controlled Affiliates of Guarantor or Borrower, and “Group Member” means any of such foregoing Persons.

“Group Parent” means Surf Air Mobility Inc, a Delaware corporation.

“Guarantor” means any Persons who may from time to time be joined to the Guaranty or otherwise guaranty the Obligations hereunder), it being understood that at Closing it is not contemplated that there will be guarantors

“Guaranty” means that certain Unconditional Cross-Corporate Continuing Guaranty, if any, executed and delivered by each Guarantor in favor of PFG on the date hereof, if any.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, (d) capital lease obligations and (e) Contingent Obligations in respect of Indebtedness under clauses (a) through (c).

“Insolvency Proceeding” means (a) any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law in any jurisdiction, including winding-up procedures, assignments for the benefit of creditors, compositions, receiverships, administrations, extensions generally with its creditors, or proceedings seeking reorganization, arrangement or other relief; or (b) if any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of a Person’s creditors; (c) if a meeting of a Person’s shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, such Person’s winding-up, administration or dissolution or any such resolution is passed; or (d) if an order is made for a Person’s winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for such Person’s winding-up, administration or dissolution, or gives notice to PFG of an intention to appoint an administrator; or (e) if any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of a Person or any of such Person’s assets; or (f) if a Person’s shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of any Obligor connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Key Person” means any of Deanna White, as Chief Financial Officer, and following the Public Listing, Stan Little, as the Company’s incoming Chief Executive Officer and Sudhin Shahani, as Co-Founder.

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of Key Persons, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” or “lien” is a security interest, claim, mortgage, deed of trust, levy, charge, pledge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Obligors taken as a whole, or (ii) a material impairment of the reasonable ability of the Obligors to repay the Obligations as they fall due; or (iii) [reserved], or (iv) PFG’s determination, based upon information available to it from Obligor and other sources that, in its reasonable judgment, it is more likely than not that Borrower will fail to comply with one or more of the financial covenants or milestones in Section 5 of the Schedule during the reporting period following the unreported month in which PFG’s above determination is made.

“Maturity” means the day on which the Obligations become due and payable whether at the Maturity Date or by acceleration or otherwise, or when such Obligations are in fact repaid (such as, by prepayment).

“Maturity Date” means the relevant Maturity Date set forth in Section 4 of the Schedule.

“New Subsidiary(ies)” means any person that becomes a direct or indirect Subsidiary of a Borrower or Guarantor after the date hereof.

“Note Documents” means, collectively, this Agreement, the Promissory Note, and all other present and future documents, instruments and agreements between or among PFG, Borrower, and/or any Guarantor including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Obligations” means all present PFG Investment and future investments, loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including obligations otherwise arising from any extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in any Obligor’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, commitment fees, contingent fees, back-end and performance-based fees, termination fees, minimum interest charges and any other sums chargeable to any Obligor under this Agreement or under any other Note Documents, provided for purposes of the termination of this Agreement under Section 5.3 (or repayment in full at the Maturity Date).

“Obligor” means Borrower and any Guarantor.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the “ordinary course of business” unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, or received payments under this Agreement).

“Other Property” means the following as defined in the Code in effect on the Effective Date with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified to PFG in writing), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code, provided that in no event shall Other Property be deemed to include any aircraft subleased by any Obligor.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means:

(i) the PFG Investment and the other Obligations;

(ii) Indebtedness existing on the date hereof and shown on Annex A attached hereto;

(iii) unsecured Subordinated Debt;

(iv) other Indebtedness secured by Permitted Liens described in clause (i) and (iv) of that definition;

(v) Indebtedness incurred in connection with Aircraft Financings;

(vi) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(vii) capital lease obligations notified in advance to PFG;

(viii)  reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $1,000,000 at any time outstanding, which have been reported to PFG in writing; and

(ix)  extensions, refinancings, modifications, amendments, replacements and restatements of any items of Permitted Indebtedness (i) through (vii) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

“Permitted Liens” means the following:

(i) purchase money Liens (including Liens arising under any retention of title, hire purchase or conditional sales arrangement or arrangements having similar effect) or leases (i) on specific items of Equipment acquired or held by Borrower incurred for financing the acquisition of such Equipment, or (ii) existing on such Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment in each case for Equipment acquired in the ordinary course of business, which for the avoidance of doubt, includes Aircraft Financings;

(ii) Liens for Taxes not yet payable;

(iii) Liens securing Aircraft Financings;

(iv) Liens on the assets of Southern Airways Express, in favor of White Oak Commercial Finance LLC (as successor to Federal National Commercial, Inc.) to secure the obligations of Southern Airways Express under that certain Master Factoring Agreement, dated August 16, 2019 (as amended, restated, modified or supplemented from time to time prior to the date hereof), only so long as such agreement remains in place;

(v) Liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vi) Liens of carriers, warehouseman, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $1,000,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(vii) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(viii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i), (ii), (iv), (x) and (xii), provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness (or for clause (xi), such lease) being extended, renewed or refinanced does not increase and other terms are not less favorable to Borrower;

(ix) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(x) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(xi) Liens existing on the date hereof and specified on Annex A attached hereto (but only to the extent expressly permitted therein); and

(xii) Liens securing capital leases obligations incurred in accordance with clause (vi) of the definition of “Permitted Indebtedness”.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“PFG Expenses” means, in each case without limitation as to type and kind: reasonable Professional Costs, and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, Professional Costs PFG pays or incurs in order to do the following: (i) prepare and negotiate this Agreement and all present and future documents relating to this Agreement; (ii) obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights or retain the services of consultants to do so; (iii) prosecute actions against, or defend actions by, Account Debtors; (iv) commence, intervene in, or defend any action or proceeding; (v) initiate any complaint to be relieved of the automatic stay in bankruptcy; (vi) file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; (vii) examine, audit, copy, any of Borrower’s books and records, subject to Section 4.5; (viii) [reserved] ; and (ix) otherwise represent PFG in any litigation relating to Borrower.

“PFG Investment” has the meaning set forth in Section 1.1 to the Schedule hereto.

“PFG Warrants” means those certain warrants to purchase stock, issued by Surf Air Global Ltd., to PFG or its affiliates from time to time prior to the date hereof.

“Principal Market” shall mean the U.S. national securities exchange on which the Common Shares are, or will be, traded.

“Professional Costs” means all reasonable fees and expenses of auditors, accountants, valuation experts, restructuring and other advisory services in connection with restructurings, workouts and Insolvency Proceedings, and reasonable fees and costs of attorneys.

“Public Listing” shall mean the public listing of Common Shares for trading on the Principal Market.

“Registration Statement” shall mean the registration statement on Form S-1 and Form S-4 under the Securities Act to be filed by the Group Parent with the Commission with respect to the registration of Common Shares, in advance of the Public Listing.

“Responsible Officer(s)” means Sudhin Shahani and Deanna White and any other person authorized to bind Borrower and notified to PFG in writing by a Responsible Officer as a new Responsible Officer.

“Revenue(s)” means revenues required to be recognized as such under GAAP.

“SAFE Note” means that certain Simple Agreement For Future Equity (SAFE), made on May 17, 2022, in favor of Partners for Growth V, L.P. for an issue price of $15,156,438.24.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor(s) upon terms acceptable to PFG in its sole business discretion, but which may at PFG’s option include: (i) prohibition on any grant of security interest, (ii) restrictions or prohibition of payments on subordinated debt until all Obligations (other than inchoate indemnity and expense reimbursement obligations) to PFG are fully repaid and performed, and (iii) a prohibition on the exercise of remedies by a subordinated creditor until all Obligations (other than inchoate indemnity and expense reimbursement obligations) to PFG are fully repaid and performed.

“Subsidiary” means, with respect to any Person, (i) any Person of which more than 50% of the voting stock or other equity interests is owned or (ii) a Person controlled, directly or indirectly, by such Person or one or more Subsidiary of such Person and which, for the avoidance of doubt, shall include a “sister” company to a Person under common direct or indirect ownership meeting the above specified percentage for being considered a “Subsidiary” or (iii) a subsidiary as defined in Section 1159 of the UK Companies Act 2006 or (iv) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162 of the UK Companies Act 2006.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value- added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or

(b) payable pursuant to any tax-sharing agreement or similar contract.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transfer” or “transfer” shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“$” means United States dollars.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8. GENERAL PROVISIONS.

8.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or other information identified by Borrower as confidential provided to or received by PFG from Borrower, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, and advisory boards (provided they are informed of the confidential nature of the information and have agreed to keep it confidential), (ii) subject to an agreement containing provisions substantially the same as this Section, to any participants, prospective participants, assignees and prospective assignees, (iii) to such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (iv) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

8.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

8.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

8.4 Monthly Accountings. PFG may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

8.5 Notices. All notices to be given under this Agreement or any other Note Documents shall be in writing and shall be given either personally, or by nationally recognized overnight air courier, or by regular first-class mail, certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail, addressed to PFG at the addresses shown in the heading to this Agreement, to Borrower or its Affiliates at the Borrower’s Address, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day if sent by a nationally recognized overnight air courier, or four Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.

8.6 Authorization to Use Borrower Name, Etc. Borrower irrevocably authorizes PFG to: (i) use Borrower’s logo on PFG’s website and in its marketing materials to denote the lending relationship between PFG and Borrower; and (ii) use a “tombstone” to highlight the transaction(s) from time to time between PFG and Borrower, all of the above (i) through (ii), for marketing purposes.

8.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.9 Waivers; Indemnity. The failure of PFG at any time or times to require an Obligor to strictly comply with any of the provisions of this Agreement or any other Note Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Note Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Each Obligor waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Note Document, and each Obligor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by PFG on which an Obligor is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Each Obligor hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties and PFG Expenses of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any other matter, relating to any Obligor or the Obligations; provided that this indemnity shall not extend to damages determined by a court of competent jurisdiction in a final judgment to have been proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.10 No Liability for Ordinary Negligence. Each Party agrees that any and all claims it may have under this Agreement shall be limited to claims against another Party and not its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing such Party. No Party, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing such Party shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by any Obligor or any other party through the negligence of such Party, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing such Party, but nothing herein shall relieve such Party from liability for its own gross negligence or willful misconduct.

8.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG. No purported amendment or modification of any Note Document, or waiver, discharge or termination of any obligation under any Note Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Note Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

8.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.13 PFG Expenses. Borrower shall reimburse PFG for all PFG Expenses. All PFG Expenses to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and if not paid within two (2) Business Days after demand, shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower, each other Obligor and PFG; provided, however, that no Obligor may assign or Transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release any Obligor from its liability for the Obligations.

8.15 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.16 Limitation of Actions. Any claim or cause of action by any Obligor against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Note Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by such Obligor by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within ninety (90) days thereafter. Each Obligor agrees that such one-year period is a reasonable and sufficient time to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Agreement or any other Note Document.

8.17 Investment Monitoring. At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to two times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of investment monitoring and diligence. PFG Expenses incurred for travel, lodging and similar expenses for up to three PFG staff for such visits shall be at Borrower’s expense and reimbursed in the same manner as other PFG expenses under this Agreement.

8.18 Paragraph Headings; Construction; Counterparts. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties with the benefit of independent counsel and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise. References to “Borrower” are construed to mean “each Borrower”, unless otherwise expressly specified. Amounts set off in brackets or parentheses are negative. The word “shall” is mandatory, the word “may” is permissive, and the word “or” is not exclusive. The term “Agreement” includes the Schedule and (if not otherwise specified) any amendment, modification, restatement or other writing amending the terms of this Agreement. Obligations of a similar nature addressed in different sections of this Agreement shall be deemed supplemental to one another and not exclusive unless expressly set forth as such. Words and phrases expressing examples, including “for example” and “such as” are non-exclusive. References in this Agreement to obligations of an Obligor that is not a party to this Agreement shall be construed to mean obligations of Borrower to procure such action or procure that an action limited by this Agreement is not taken by such Obligor. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

8.19 Correction of Note Documents. PFG may correct patent errors and fill in any blanks in the Note Documents consistent with the agreement of the parties so long as PFG provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.

8.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower hereunder shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s sole option, be litigated in courts located within California and that the exclusive venue therefor shall, at PFG’s sole option, be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court (or such other court and jurisdiction as PFG may elect to enforce the Note Documents) and consents to service of process in any such action or proceeding by personal delivery or by internationally-recognized commercial courier or overnight delivery service or by certified mail, return receipt requested, to the last known address for Borrower; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding. Notwithstanding anything to the contrary in the foregoing, (x) PFG may enforce the Obligations (including the obligations of each Guarantor), and the other Note Documents in any jurisdiction in which Borrower, Guarantor resides or is deemed to reside, including BVI, and (y) execution and delivery of this Note Agreement “as a deed” by non-U.S. Persons shall be construed under BVI and United Kingdom law, as appropriate.

8.21 Withholding; Gross-up. Payments received by PFG from any Obligor under or arising out of this Agreement or the other Note Documents will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body (including any interest, additions to tax or penalties applicable thereto) except as required by any Governmental Body, applicable law, regulation or international agreement. Specifically, however, if at any time any Governmental Body, applicable law, regulation or international agreement requires such Obligor to make any withholding or deduction for taxes other than Excluded Taxes (“Indemnified Taxes”) from any such payment or other sum payable hereunder to PFG, Borrower shall procure that the amount due from such Obligor with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, PFG receives a net sum equal to the sum which it would have received had no withholding or deduction for Indemnified Taxes been required, and such Obligor shall pay the full amount withheld or deducted to the relevant Governmental Body. PFG shall deliver to Borrower a properly completed and duly executed Internal Revenue Service Form W-9, and such other documentation reasonably requested by Borrower, establishing that PFG is not subject to U.S. backup withholding Tax or withholding under FATCA with respect to payments received from any Obligor under this Agreement. Borrower will, upon request, furnish or procure for PFG proof reasonably satisfactory to PFG indicating that such Obligor has made any required withholding payment; provided, however, that such Obligor need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower in respect of itself in each other Obligor contained in this Section 8.21 shall survive the termination of this Agreement.

8.22 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Note Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

8.23 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

8.24 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

8.25 Mutual Waiver of Jury Trial. EACH OBLIGOR AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, PFG desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then PFG may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of PFG at any time to exercise self-help remedies, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

9. REPRESENTATIONS AND WARRANTIES OF PFG. PFG hereby represents and warrants to the Borrower, as follows:

9.1 Purchase for Own Account. PFG represents that it is acquiring the Promissory Note and the Conversion Shares (the “Securities”) solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

9.2 Information and Sophistication. PFG hereby: (i) acknowledges that it has received all the information it has requested from the Borrower and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had adequate opportunity to ask questions and receive answers from the Borrower regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given to PFG and evaluate the merits of this investment, (iii) represents that it has been advised to and has been given ample opportunity to seek independent financial and legal counsel to evaluate the merits of this investment, and (iv) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

9.3 Ability to Bear Economic Risk. PFG acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

9.4 Restricted Securities. The Purchaser understands that the Notes and the Conversion Securities may not be sold, transferred or otherwise disposed of without registration under the Act or exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration under the Act, such securities must be held indefinitely. In particular, the Purchaser is aware that such securities may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available. Purchaser understands that such securities may bear the following legend or substantially similar language:

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

9.5 Accredited Investor Status. PFG is an “accredited investor” as such term is defined in Rule 501 under the Act, as amended.

10. Resale Registration Statement.

10.1 The Borrower agrees that it will file with the Commission (at the Borrower’s sole cost and expense) a registration statement registering the resale of the securities of PFG, including the Conversion Shares (the “Resale Registration Statement”) as soon as practicable following completion of the PFG Investment, and the Borrower shall use all reasonable steps to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Borrower that it will “review” the Resale Registration Statement) following the filing date thereof and (ii) the 10th Business Day after the date the Borrower is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Borrower’s obligations to include the Conversion Shares in the Resale Registration Statement are contingent upon PFG furnishing in writing to the Borrower such information regarding PFG, the securities of the Borrower held by PFG and the intended method of disposition of the Conversion Shares as shall be reasonably requested by the Borrower to effect the registration of the Conversion Shares, and PFG shall execute such documents in connection with such registration as the Borrower may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Borrower shall be entitled to postpone and suspend the effectiveness or use of the Resale Registration Statement during any customary blackout or similar period or as permitted hereunder. Notwithstanding the foregoing, if the Commission prevents the Borrower from including any or all of the shares of Common Stock proposed to be registered under the Resale Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Common Stock held by PFG or any selling shareholder on such Resale Registration Statement or otherwise, such Resale Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares of Common Stock as is permitted by the Commission. In such event, the number of shares of Common Stock to be registered for each selling shareholder named in the Resale Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Commission informs the Borrower that all of such shares of Common Stock cannot, as a result of the application of Rule 415, be registered for resale on the Resale Registration Statement, the Borrower agrees to promptly inform PFG thereof and use reasonable best efforts to file amendments to the Resale Registration Statement as required by the Commission, covering the maximum number of shares of Common Stock permitted to be registered by the Commission, on Form S-1 or such other form available to register for resale such shares as a secondary offering. For purposes of clarification, any failure by the Borrower to file the Resale Registration Statement by the Filing Date or to effect such Resale Registration Statement by the Effectiveness Date shall not otherwise relieve the Borrower of its obligations to file or effect the Resale Registration Statement as set forth above in this Section 10.

10.2 The Borrower shall, routinely and upon reasonable request, inform PFG as to the status of such registration. At its expense the Borrower shall:

(a) except for such times as the Borrower is permitted hereunder to suspend the use of the prospectus forming part of a Resale Registration Statement, use reasonable best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Borrower determines to obtain, continuously effective with respect to PFG, and to keep the applicable Resale Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the date under which all selling shareholders shall have sold all shares of Common Stock required to be covered under such Resale Registration Statement, (ii) the date all shares required to be covered under such Resale Registration Statement may be sold without any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Borrower to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effectiveness Date of the Resale Registration Statement;

(b) advise PFG within five (5) Business Days:

(i)	when a Resale Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Resale Registration Statement or the initiation of any proceedings for such purpose;

(iii)	of the receipt by the Borrower of any notification with respect to the suspension of the qualification of the Conversion Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)	of the occurrence of any event that requires the making of any changes in any Resale Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Borrower shall not, when so advising PFG of such events, provide PFG with any material, nonpublic information regarding the Borrower other than to the extent that providing notice to PFG of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Borrower.

(c) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Resale Registration Statement at the earliest possible time.

(d) upon the occurrence of any event contemplated in Section 10.2(b)(iv), except for such times as the Borrower is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Resale Registration Statement, the Borrower shall use reasonable best efforts, at the earliest possible time, to prepare a post-effective amendment to such Resale Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Conversion Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(e) use reasonable best efforts to cause all Conversion Shares to be listed on each securities exchange or market, if any, on which the Common Stock is then listed.

10.3 The Borrower shall be entitled to delay or postpone the effectiveness of the Resale Registration Statement, and from time to time to require PFG not to sell under the Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Borrower or its subsidiaries is pending or an event has occurred, which negotiation, consummation or an event the Borrower’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Borrower in the Resale Registration Statement of material information that the Borrower has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Borrower’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Borrower may not delay or suspend the Resale Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Borrower of the happening of any Suspension Event during the period that the Resale Registration Statement is effective or if as a result of a Suspension Event the Resale Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, PFG agrees that (i) it will immediately discontinue offers and sales of the Conversion Shares under the Resale Registration Statement until PFG receives copies of a supplemental or amended prospectus (which the Borrower agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Borrower that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Borrower unless otherwise required by law or subpoena.

10.4 The Borrower shall indemnify and hold harmless PFG (to the extent it is a seller under the Resale Registration Statement), its officers, directors and agents, and each person who controls PFG (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable Law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus included in the Resale Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding PFG furnished in writing to the Borrower by PFG expressly for use therein or PFG has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder. Notwithstanding the forgoing, the Borrower’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall the Borrower be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of PFG to deliver or cause to be delivered a prospectus made available by the Borrower in a timely manner, (B) as a result of offers or sales effected by or on behalf of any person by means of a free writing prospectus (as defined in Rule 405) that was not authorized in writing by the Borrower, or (C) in connection with any offers or sales effected by or on behalf of PFG in violation of Section 10.3 hereof.

10.5 PFG shall indemnify and hold harmless the Borrower, its directors, officers, agents and employees, and each person who controls the Borrower (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable Law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Resale Registration Statement, any prospectus included in the Resale Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding PFG furnished in writing to the Borrower by PFG expressly for use therein. In no event shall the liability of PFG be greater in amount than the dollar amount of the net proceeds received by PFG upon the sale of the Conversion Shares giving rise to such indemnification obligation. PFG shall notify the Borrower promptly of the institution, threat or assertion of any action arising from or in connection with the transactions contemplated by this Section 10.5 of which PFG is aware. Notwithstanding the forgoing, PFG’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of PFG (which consent shall not be unreasonably withheld, delayed or conditioned).

10.6 The Borrower use reasonable best efforts, if requested by PFG, subject to compliance with federal and states securities laws, to (i) cause the removal of any restrictive legend set forth on the Conversion Shares and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at PFG’s option, within one (1) Business Days of such deposit, provided that in each case (A) such Shares are registered for resale under the Securities Act pursuant to an effective Resale Registration Statement and PFG has sold or proposes to sell such Shares pursuant to such registration, (B) PFG has sold or transferred, or proposes to sell or transfer, Shares pursuant to Rule 144 and (C) the Borrower, its counsel and its transfer agent have received customary representations and other documentation from PFG that is reasonably necessary to establish that restrictive legends are no longer required as reasonably requested by the Borrower, its counsel or its transfer agent. With respect to clause (A), while the Resale Registration Statement is effective, the Borrower shall cause its counsel to issue to the transfer agent a legal opinion to allow the legend on the Conversion Shares to be removed upon resale of the Conversion Shares pursuant to the effective Resale Registration Statement in accordance with this Section 10.6, and within five (5) Business Days of any request therefor from PFG accompanied by such customary and reasonably acceptable representations and other documentation establishing that restrictive legends are no longer required, deliver to the transfer agent instructions that the transfer agent shall make a new, unlegended entry for such book entry Conversion Shares.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

PFG:		BORROWER:

PARTNERS FOR GROWTH V, L.P.		SURF AIR MOBILITY INC.

By: Partners for Growth V, LLC, Its General Partner

By:	/s/ Andrew Kahn	By:	/s/ Sudhin Shahani
Name:	Andrew Kahn	Name:	Sudhin Shahani
Title:	Manager	Title:	Chief Executive Officer

Partners For Growth

Schedule to

Convertible Note Purchase Agreement

Borrower:	Surf Air Mobility Inc., a Delaware corporation
Address:	12101 S. Crenshaw Boulevard, Hawthorne, CA 90250

Date:	June 21, 2023

This Schedule forms an integral part of the Convertible Note Purchase Agreement between PARTNERS FOR GROWTH V, L.P. and the above-referenced Borrower dated the date hereof.

1. PFG INVESTMENT (Section 1.1):

PFG Investment:	Subject to the terms and conditions set forth in this Agreement and the other Note Documents, within two Business Day after the conditions set forth in Section 9 of this Schedule have been satisfied, waived in writing by PFG or deferred as a condition subsequent by PFG, each in its sole discretion, Borrower shall borrow from PFG, and PFG shall invest in Borrower, the aggregate principal sum of Eight Million and 00/100 Dollars ($8,000,000.00) (the “PFG Investment”). Such indebtedness shall be evidenced by, and repaid according to, the terms of certain senior unsecured convertible promissory notes (the “Promissory Notes”), substantially in the form attached hereto as Exhibit A. The PFG Investment shall be made by wire transfer of immediately available funds to an account owned by Borrower, specified by Borrower at least one Business Day prior to the date hereof.

Principal payments on the PFG Investment may not be reborrowed. The entire unpaid principal amount of the PFG Investment shall be due and payable on the Maturity Date together with any and all accrued and unpaid interest thereon (unless earlier converted pursuant to the terms of this Agreement or the Promissory Note. Prepayments of principal shall not be subject to any penalty or premium.

Accrued interest on the PFG Investment shall be paid monthly as provided in Section 1.2 of this Agreement.

Amortization Event:	On and after the occurrence of an Amortization Event, as defined below, notwithstanding anything to the contrary contained herein or in a Note Document, the entire unpaid balance of the PFG Investment and any and all accrued and unpaid interest thereon shall be due and payable in 12 equal monthly installments. The first installment payment shall be due within three (3) Business Days of the Amortization Event and shall continue monthly thereafter on the same date. If the Obligations are not repaid in full within three (3) Business Days of the first anniversary the Amortization Event, such non-compliance shall result in an immediate Event of Default hereunder.

“Amortization Event” shall mean the earlier to occur of any of the following: (a) the Borrower is unable to draw on the Committed Draw Downs under the GEM Equity Purchase Facility (the “Committed Draw Downs”) for any reason or the GEM Share Purchase Agreement is terminated, delayed, revoked, rescinded, or otherwise modified in a way that is detrimental to the Borrower’s ability to draw on the funds offered by the GEM Equity Purchase Facility or that impairs PFG’s rights or remedies against the Borrower (including the occurrence of a Material Adverse Change, in PFG’s good faith business judgment, and (b) Borrower fails to comply with its obligations under Section 10.1 of this Note Agreement Borrower agrees to provide PFG with immediate notice of the occurrence of an Amortization Event, provided that notice shall not affect the timing of when such Amortization Event occurred or is deemed to have occurred.

Note Conversion:	Any date on or after the date hereof and through the later of (i) the Maturity Date or (ii) the date that the Obligations hereunder are repaid in full, PFG, at its sole desertion, shall have the right (but not the obligation), at any time, to convert the Promissory Note into Common Stock at a conversion price equal to (x) the principal amount of the PFG Investment plus any accrued and unpaid interest thereon, divided by (y) the amount that is one-hundred and twenty percent (120%) of the initial listing price of the Common Stock, per share, immediately after the opening trade on the date of completion of the Group Parent’s public listing on New York Stock Exchange (collectively, the “Conversion Shares”).

Upon conversion, Group Parent shall issue in the name of PFG or its Affiliate, a certificate, certificates or other evidence of the Conversion Shares to which PFG is entitled upon such conversion and such certificate(s) (or other evidence of issuance satisfactory to PFG) shall be promptly delivered to PFG.

Group Parent shall reserve and keep available out its authorized but not unissued share capital such number of Conversion Shares as shall from time to time be sufficient to effect conversion of the Promissory Note. Group Parent will not, by amendment of its charter documents, shareholders or other agreements with investors or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend or other distribution of cash or property, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Group Parent but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of PFG as set forth herein against impairment.

Upon conversion of this Promissory Note, (a) the Group Parent shall have no further obligations under the Promissory Note other than to deliver such Common Stock and (b) PFG and Group Parent hereby agree to execute and deliver all transaction documents reasonably necessary to effect such conversion and the Note Agreement and the Note Documents shall be deemed terminated.

2. INTEREST.

Interest Rate (Section 1.2):

The PFG Investment shall bear interest at a per annum rate equal to 9.75%.

3. [INTENTIONALLY OMITTED].

4. MATURITY DATE

(Section 5.1):	December 31, 2024.

5. FINANCIAL COVENANTS.

(Section 4.1)	In each case on a Group consolidated basis and calculated on a customary and consistent basis as reported to PFG:

Minimum Cash:	Group Parent and its Subsidiaries, on a consolidated basis, shall at all times, (a) for the first forty five (45) days following the Public Listing maintain at least $5,000,000, and (b) thereafter, maintain at least $10,000,000, in Cash and Cash Equivalents, in Deposit Accounts, Commodity Accounts or Securities Accounts to which the Group Members have provided PFG has “read-only” access, reported and tested monthly on the last day of each calendar month, commencing with the month ending August 30, 2023 and each month ending thereafter.

6. REPORTING

(Section 4.4)	Borrower shall provide PFG with the following:

(a)	At the request of PFG, monthly unaudited Financial Statements, as soon as available, and in any event within 30 days after the end of each month.
(b)	At the request of PFG, annual Borrower Board-approved Budgets and Forecasts, as soon as available and in any event within thirty (30) days of approval by Borrower’s Board.

(c)	Annual Financial Statements, as soon as available, and in any event within 150 days following the end of Borrower’s fiscal year, certified by, and with an opinion containing no material qualifications of, independent certified public accountants reasonably acceptable to PFG. If Borrower is required to file and is current in its filings with a securities regulatory agency and the same information is generally available to the public within said period through such agency (such as, through EDGAR with respect to US public companies), this requirement will be deemed satisfied.

(d)	At the request of PFG, any material notices, demands or correspondence from the securities regulatory agency, promptly after receipt thereof.

(e)	Notification of any changes in the directors, Chief Executive Officer or Chief Financial Officer of any Group Members, promptly upon such change(s).

(f)	Such other reports and information as PFG may reasonably request and that Borrower may provide without undue burden or cost.

7. [RESERVED]

8. ADDITIONAL PROVISIONS

(a)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to PFG in respect of and prior payment of Obligations. Borrower represents and warrants that except as set forth in the Commission Documents, there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to agree to subordinate such debt, in form and substance reasonably acceptable to PFG.

9. CONDITIONS PRECEDENT

In addition to any other conditions to the PFG Investment set out in this Agreement, this Agreement is subject to PFG’s receipt of the following, in form and substance satisfactory to PFG, including such additional documents and completion of such other matters as PFG may reasonably deem necessary or appropriate. Without limiting the foregoing, Borrower shall provide:

(i)	duly executed original signatures of Borrower and each other Obligor to this Agreement (which may be in electronic form as set forth elsewhere in this Agreement);

(ii)	the Constitutional Documents of each such relevant Obligor and, where applicable, a good standing certificate of each Obligor certified by the Secretary of State or other Governmental Body of the jurisdiction of formation of such Obligor, as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate, in the case of Obligor, from any State in which such new Borrower or Obligor is required to be qualified;

(iii)	a Certificate for each Obligor signed by a Responsible Officer (in the case of Borrower) or a Person authorized to lawfully act on behalf of each Guarantor (in the case of Guarantor) in respect of obligations, appending copies of: (A) its Constitutional Documents, (B) its register of members or capitalization table, (C) its register of charges, and (D) the written resolutions or minutes of its board of directors and if applicable, of its shareholders, authorizing the execution, delivery and performance of the Note Documents to which such Obligor is a party including, and authorizing the Responsible Officer(s), and certifying that such documents are true, correct and in full force and effect on the date of this Agreement;

(iv)	evidence that of the insurance policies pursuant to Section 4.3 are in full force and effect, in addition to the receipt of any endorsements required by Section 4.3, naming PFG as additional insured;

(v)	payment of PFG Expenses incurred in connection with this Agreement;

(vi)	any third party consents required in order for Borrower to enter into and perform the Note Documents;

(vii)	the Registration Statement shall have been declared effective and shall include for registration of [ ] shares of Common Stock held by PFG (after giving effect to the conversion of the PFG Warrants (other than the PFG Warrant for Class B-4 Preferred Stock, which will remain unconverted) (the “PFG Shares”)) and instruct its transfer agent to issue such PFG Shares no later than the market day after the effectiveness of the Registration Statement and direct the transfer agent to transfer such shares by DWAC on such day to PFG’s broker (Morgan Stanley or another broker that is a DTC participant). For the avoidance of doubt, the Registration Statement shall not include Common Stock issuable upon conversion of the SAFE Note or the Conversion Shares;

(viii)	the Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(ix)	confirmation that Borrower has waived the lock-up provisions contained in Article [__] of the Amended and Restated Bylaws to be adopted in connection with the Direct Listing Process such that PFG will be deemed an “Excluded Person” for all purposes therein;

(x)	the Borrower has received all representations and other documentation necessary (including opinions of counsel) to allow the legend on the Common Stock issued pursuant to the SAFE Note to be removed and enable PFG to sell such shares under Rule 144; and

(xi)	(A) neither the GEM Equity Purchase Facility nor the GEM Listing Day Purchase Agreement shall have been terminated, rescinded or revoked, and (B) the conditions to the Closing of the transaction contemplated by the GEM Listing Day Purchase Agreement shall have been satisfied and the purchase price received by the Group Parent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be duly executed on the date first written above.

PFG:		BORROWER:

PARTNERS FOR GROWTH V, L.P.		SURF AIR MOBILITY INC.

By:	Partners for Growth V, LLC, Its General Partner	By:	/s/ Sudhin Shahani
		Name:	Sudhin Shahani
By:	/s/ Andrew Kahn	Title:	Chief Executive Officer
Name:	Andrew Kahn
Title:	Manager

Annex A

List of Deposit Account, Securities Account and Commodity Account:

(to be provided under separate cover)

Existing Indebtedness: See Commission Documents

Existing Liens: See Commission Documents

Exhibit A

Promissory Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSTION HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE

$8,000,000.00	Dated: June 21, 2023

FOR VALUE RECEIVED, the undersigned, Surf Air Mobility Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to PARTNERS FOR GROWTH V, L.P., a Delaware limited partnership (“Holder”) the principal amount set forth above ($8,000,000.00) together with accrued and unpaid interest as calculated hereunder, or such greater or lesser balance as represents the total unpaid principal amount of all of the outstanding PFG Investment made by Holder to Company under that certain Convertible Note Purchase Agreement dated June 20, 2023 between Company and Holder (together with all Exhibits and Schedules thereto, as the same may be subsequently amended, extended, restated or otherwise modified, the “Note Agreement”). Unless defined herein, capitalized terms shall have the meanings given such terms in the Note Agreement.

This document shall be referred to herein as the “Promissory Note”.

1. The entire unpaid principal balance of this Promissory Note, all accrued and unpaid interest thereon, all fees, costs and expenses payable in connection with the PFG Investment, and all other sums due hereunder and under the Note Documents in connection with the Investment, shall be due and payable in cash IN FULL on the Maturity Date or on any earlier date provided in the Note Agreement or converted into common stock of the Group Parent, at Holder’s election.

2. Company shall pay interest on the outstanding principal amount of this Promissory Note to Holder until all Obligations with respect to this Promissory Note and the PFG Investment have been finally and indefeasibly paid to Holder in cash and performed in full, or converted in full, in each case, in the manner set forth in the Note Agreement.

3. All repayments and prepayments of principal, all payments of interest, all payments of fees, costs and expenses payable, and all issuances of the Conversion Shares, in connection with the PFG Investment shall be made by Company pursuant to the terms of the Note Agreement. Company may prepay the indebtedness evidenced by this Promissory Note in whole pursuant to, and subject to, the applicable provisions of the Note Agreement and Note Documents.

4. This Promissory Note evidences the PFG Investment and is entitled to the benefit of all of the terms and conditions set forth in the Note Agreement, and all of the other Note Documents including, without limitation, supplemental provisions regarding mandatory and/or optional prepayment rights and premiums.

5. The entire unpaid Obligations evidenced by this Promissory Note shall become due and payable, upon the occurrence of any Event of Default, as provided in the Note Agreement. After an Event of Default, Lender shall have all of the rights and remedies available to Lender as set forth in the Note Documents, including but not limited to those relating to the enforcement of this Promissory Note and collection of the Obligations owing in connection with this Promissory Note and the PFG Investment.

6. The agreements, covenants, indebtedness, liabilities and Obligations of Company set forth in this Promissory Note shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of the PFG Investment is rescinded or must otherwise be restored or returned by Holder by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Company or any other Person, or any property of Company or any other Person, or otherwise, all as though such payment had not been made.

7. Whenever any payment to be made under this Promissory Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest then due and payable hereunder.

8. Company and all other parties who, at any time, may be liable hereon in any capacity waive presentment, demand for payment, protest and notice of dishonor of this Promissory Note. This Promissory Note and any provision hereof may not be waived, modified, amended or discharged orally, but only by an agreement in writing which is signed by the holder and the party or parties against whom enforcement of any waiver, change, modification, amendment or discharge is sought.

9. This Promissory Note shall be binding upon Company, its successors and assigns, and shall inure to the benefit of Holder, its successors and assigns. Holder shall have the right, without the necessity of any further consent of or other action by Company, to sell, assign, securitize or grant participations in all or a portion of Holder’s interest in this Promissory Note to other financial institutions of Holder’s choice and on such terms as are acceptable to Holder in Holder’s sole discretion. Company shall not assign, exchange or otherwise hypothecate any Obligations under this Promissory Note or any other rights, liabilities or obligations of Company in connection with this Promissory Note, in whole or in part, without the prior written consent of the Holder, and any attempted assignment, exchange or hypothecation without such written consent shall be void and be of no effect.

10. This Promissory Note and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Promissory Note or the relationship between the parties, and any and all other claims of Company against Lender of any kind, shall be brought only in a court located in Santa Clara County, California, and each party consents to the jurisdiction of an such court and the referee referred to below, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Company in the courts of any other jurisdiction. Company consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Promissory Note or by any other method permitted by law.

11. Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to this Promissory Note or any supplement or amendment thereto shall be resolved exclusively by judicial reference as provided in Section 8.26 of the Note Agreement.

12. EACH OF COMPANY AND HOLDER (BY ITS ACCEPTANCE OF THIS PROMISSORY NOTE) ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS PROMISSORY NOTE OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS PROMISSORY NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS PROMISSORY NOTE, AND ALL OTHER TERMS AND PROVISIONS OF THIS PROMISSORY NOTE SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note on the day and year first above written.

SURF AIR MOBILITY, INC.

By:
Name:
Title: